Exhibit 3.3

DEAN HELLER
Secretary of State
204 North Carson Street. Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz
Entity #
C5282–1999
Document Number:
20050340190–14
Date Filed:
8/23/2005 1:36:35 PM
In the office of

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)
/s/ Dean Heller
Dean Heller
Secretary of State

Important Read attached instructions before completing form.	ABOVE SPACE & FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)
1. Name of corporation:
Vending Data Corporation
2. The articles have been amended as follows (provide article numbers, if available):
Section 4.1 of Article IV of the Second Amended and Restated Articles of Incorporation of VendingData Corporation is hereby deleted and replaced in its entirety with a new Section 4.1 of Article IV to read in full as follows:
ARTICLE IV
SHARES OF STOCK
SECTION 4.1. CAPITAL STOCK
The Corporation is authorized to issue fifty million (50,000,000) shares of common stock $.001 par value (“Common Stock”), and ten million (10,000,000) shares of preferred stock $.001 par value (“Preferred Stock”). Common Stock and Preferred Stock may be issued from time to time without action by the stockholders. Common Stock and Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: Majority of voting power required.
4. Effective date of filing (optional):

(must not be later then 90 days after the certificate is filed)
5. Officer Signature (required):
* If any proposed amendment would after or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached for schedule.	Nevada Security of State AM 78.385 Amend 2003
Revised on: [ILLEGIBLE]